Exhibit 10.10

CENTURY ALUMINUM COMPANY

SUMMARY OF CERTAIN 2004 COMPENSATION FOR NAMED EXECUTIVE OFFICERS

     The following is a summary of certain compensation paid to each person who will be designated a named executive officer (“NEO”) of Century Aluminum Company (the “Company”) in the proxy statement for the Company’s 2005 annual meeting of shareholders (“2005 Proxy”). For additional information regarding the compensation of the NEOs, please read the 2005 Proxy, which will be filed with the Securities and Exchange Commission pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended.

     The following table summarizes: (i) the performance share payouts received by each NEO based on the vesting of performance shares previously awarded under the Company’s 1996 Stock Incentive Plan for the 2002 – 2004 performance period, and (ii) cash bonuses awarded to the NEOs under the Company’s incentive compensation plan for the year ended December 31, 2004 based on the Company’s performance and the Compensation Committee’s subjective evaluation of each NEO’s performance. The vesting levels of the performance shares and cash bonuses were determined by the Compensation Committee of the Company’s Board of Directors on March 21, 2005.

Name	Title	2004 Salary	Vested Performance Shares	2004 Bonus
Craig A. Davis	Chairman and Chief Executive Officer	$809,167	38,291	$1,810,000
Jack E. Gates	Executive Vice President and Chief Operating Officer	310,417	6,176	511,250
Gerald J. Kitchen	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	279,083	10,131	497,775
David W. Beckley	Executive Vice President and Chief Financial Officer	281,292	10,023	431,200
Daniel J. Krofcheck	Vice President and Treasurer	195,292	5,166	341,700